Exhibit 99

FOR IMMEDIATE RELEASE
Contacts:	Ewen R. Cameron, President & CEO telt@teltronics.com 941.753.5000	IDEAS THAT COMMUNICATE 941.753.5000 941.751.7724 (Fax) 2150 Whitfield Industrial Way Sarasota, FL 34243-4046

TELTRONICS ANNOUNCES FIRST QUARTER RESULTS

The Company's Operating Costs Remain Stable at the 2004 Level

SARASOTA, FL., May 11, 2005 - Teltronics, Inc. (OTCBB: TELT) today announced its financial results for the three months ended March 31, 2005.

Sales for the three months ended March 31, 2005 were $9.8 million as compared to $11.3 million reported for the same period in 2004. Gross profit margin for the three months ended March 31, 2005 decreased to 43.0% from 44.8% reported for the same period in 2004. Operating expenses for the three months ended March 31, 2005 were $4.6 million as compared to $4.7 million reported for the same period in 2004. The net loss for the three months ended March 31, 2005 was $237,000 as compared to a net loss of $67,000 reported for the same period in 2004. The net loss available to common shareholders for the three months ended March 31, 2005 was $396,000 as compared to $220,000 reported for the same period in 2004. Our diluted net loss per share for the three months ended March 31, 2005 was $0.05 as compared to a diluted net loss per share of $0.03 reported for the same period in 2004.

"The decrease in revenue resulted from a lag in the sale of a product enhancement introduced in 2004 and a shift of approximately $500,000 of revenue to the second quarter as the result of a particular government contract being delayed," said Ewen Cameron, Teltronics' President and Chief Executive Officer. "We are disappointed with the lower first quarter 2005 sales and the resulting increase in net loss; however, we believe these two issues are primarily ones of timing which should reverse during the remainder of 2005. We have continued to hold our operating costs at the 2004 level and, accordingly, continue to be optimistic about 2005," explained Cameron.

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About Teltronics:
Teltronics, Inc. is a leading global provider of communications solutions and services that help businesses excel. The Company manufactures telephone switching systems and software for small-to-large size businesses, government, and 911 public safety communications centers. Teltronics offers a full suite of Contact Center solutions - software, services and support - to help their clients satisfy customer interactions. Teltronics also provides remote maintenance hardware and software solutions to help large organizations and regional telephone companies effectively monitor and maintain their voice and data networks. The Company serves as an electronic contract-manufacturing partner to customers in the U.S. and overseas. Further information regarding Teltronics can be found at their web site, www.teltronics.com.

A number of statements contained in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as we "believe," "anticipate," "expect," or words of similar import. Similarly, statements that describe our future plans, objectives, strategies or goals are also forward-looking statements. These forward-looking statements involve a number of risks and uncertainties that may materially adversely affect the anticipated results. Such risks and uncertainties include, but are not limited to, the timely development and market acceptance of products and technologies, competitive market conditions, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses, and other factors described in the Company's filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements made herein and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and we disclaim any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

See Attached

TELTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
In thousands, except shares and per share amounts

ASSETS

	March 31,	December 31,
	2005	2004
	(Unaudited)
Current assets:
Cash and cash equivalents	$ 880	$ 1,580
Accounts receivable, net of allowance for
doubtful accounts	5,404	5,499
Costs and estimated earnings in excess of billings
on uncompleted contracts	655	342
Inventories, net	4,585	3,858
Other current assets	1,033	382

Total current assets	12,557	11,661
Property and equipment, net	3,345	3,729
Other assets	978	1,034

Total assets	$ 16,880	$ 16,424

LIABILITIES AND SHAREHOLDERS' DEFICIENCY
Current liabilities:
Current portion of long-term debt and capital
lease obligations	$ 4,698	$ 4,831
Accounts payable	7,238	5,883
Other current liabilities	3,938	3,869

Total current liabilities	15,874	14,583
Long-term liabilities:
Long-term debt and capital lease obligations,
net of current portion	7,468	7,885
Commitments and contingencies
Shareholders' deficiency:
Capital stock	8	8
Additional paid-in capital	24,302	24,301
Accumulated deficit and other comprehensive loss	(30,772)	(30,353)

Total shareholders' deficiency	(6,462)	(6,044)

Total liabilities and shareholders' deficiency	$ 16,880	$ 16,424

TELTRONICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
In thousands, except shares and per share amounts

	Three Months Ended March 31,
	2005	2004
Net sales
Product sales and installation	$ 6,614	$ 8,794
Maintenance and service	3,179	2,513

	9,793	11,307
Cost of goods sold	5,583	6,238

Gross profit	4,210	5,069

Operating expenses:
General and administrative	1,525	1,611
Sales and marketing	2,065	2,222
Research and development	1,014	864

	4,604	4,697

Income (loss) from operations	(394)	372
Other income (expense):
Interest	(348)	(434)
Gain on sale of abandoned technology	495	---
Other	15	(3)

	162	(437)

Loss before income taxes	(232)	(65)
Income taxes	5	2

Net loss	(237)	(67)
Dividends on Preferred Series B and C Convertible stock	159	153

Net income (loss) available to common shareholders	$ (396)	$ (220)

Net income (loss) per share:
Basic and Diluted	$ (0.05)	$ (0.03)

Weighted average shares outstanding:
Basic and Diluted	7,869,617	7,795,670